NORWOOD FINANCIAL CORP
ANNOUNCES CASH DIVIDEND

HONESDALE, PENNSYLVANIA – DECEMBER 11, 2015

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ: NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.31 per share quarterly dividend payable February 1, 2016 to shareholders of record as of January 15, 2016.  The $.31 per share is consistent with the cash dividend declared in the prior quarter, and represents a dividend yield of 4.31% annually based on the closing price of Norwood stock on November 30th.During 2015, total cash dividends declared were $1.24 per share which represents a 3.3% increase over the $1.20 declared in 2014.

Mr. Critelli commented, “The Board is extremely pleased to provide our shareholders with this quarterly dividend.  It reflects the Company’s financial strength and strong capital position, which has contributed to a solid performance while operating in a very challenging economic environment.  We are also very proud that 2015 marks the twenty-fourth consecutive year of dividend increases for the Company.”

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fifteen offices in Northeastern Pennsylvania.  As of September 30, 2015, the Company had total assets of $749.3 million, loans outstanding of $543.5 million, total deposits of $571.4 million and total stockholders’ equity of $101.9 million.  The Company’s stock is traded on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements. The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, costs associated with cybersecurity, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	William Lance
Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com